Exhibit 3.6

NEW CENTURY FINANCIAL CORPORATION

ARTICLES OF AMENDMENT

NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, c/o The Corporation Trust Incorporated, 300 E. Lombard Street, Baltimore, Maryland, 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND: The Charter is hereby amended by deleting the existing Section 5.1(a) of Article V in its entirety and substituting in lieu thereof a new Section 5.1(a) which reads as follows:

“(a) Authorized Shares. The total number of shares of stock of all classes that the Corporation has authority to issue is Three Hundred Twenty-Five Million (325,000,000) shares of stock, consisting of: (i) Three Hundred Million (300,000,000) shares of Common Stock, each having a par value of one cent ($0.01) (“Common Stock”); and (ii) Twenty-Five Million (25,000,000) shares of Preferred Stock, each having a par value of one cent ($0.01) (“Preferred Stock”), which may be issued in one or more classes or series as described in Section 5.5 hereof. The Common Stock and each class or series of the Preferred Stock shall each constitute a separate class of stock of the Corporation.

The Board of Directors of the Corporation (the “Board of Directors”) may classify and reclassify any unissued shares of Capital Stock (as defined below) in accordance with Section 5.6 hereof.”

THIRD: The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately before the amendment to the Charter as set forth above was Three Hundred Ten Million (310,000,000) shares of stock, consisting of: (i) Three Hundred Million (300,000,000) shares of Common Stock, each having a par value of one cent ($0.01); and (ii) Ten Million (10,000,000) shares of Preferred Stock, each having a par value of one cent ($0.01), which may be issued in one or more classes or series, of which Four Million Eight Hundred Thirty Thousand (4,830,000) shares have been classified and designated as 9.125% Series A Cumulative Redeemable Preferred Stock, each having a par value of one cent ($0.01). The aggregate par value of all authorized shares of stock having par value immediately before the amendment to the Charter as set forth above was $3,100,000.00.

FIFTH: The total number of shares of stock which the Corporation has authority to issue immediately after the amendment to the Charter as set forth above is Three Hundred Twenty-Five Million (325,000,000) shares of stock, consisting of: (i) Three Hundred Million (300,000,000) shares of Common Stock, each having a par value of one cent ($0.01); and (ii) Twenty-Five Million (25,000,000) shares of Preferred Stock, each having a par value of one cent ($0.01), which may be issued in one or more classes or series, of which Four Million Eight Hundred Thirty Thousand (4,830,000) shares have been classified and designated as 9.125% Series A Cumulative Redeemable Preferred Stock, each having a par value of one cent ($0.01). The aggregate par value of all authorized shares of stock having par value immediately after the amendment to the Charter as set forth above is $3,250,000.00.

SIXTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the amendment to the Charter as set forth above.

SEVENTH: The undersigned Chairman of the Board acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Secretary as of the 11th day of May, 2006.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ ROBERT K. COLE
Robert K. Cole Chairman of the Board

ATTEST:

By:	/s/ JOSEPH J. TORTORELLI
Joseph J. Tortorelli Assistant Secretary